Maine & Maritimes Corporation Announces Year-End Earnings Results

PRESQUE ISLE, ME -- (Marketwire - March 16, 2009) - Maine & Maritimes Corporation (NYSE Alternext US: MAM) reported consolidated 2008 basic net income of $2.75 per share, or $4.61 million, compared to 2007 net income of $0.98 per share, or $1.63 million.

"We are encouraged by the improvement in our financial performance during tough economic times," said Brent M. Boyles, President and CEO of Maine & Maritimes Corporation. "Our new, more focused growth strategy that embraces core competencies in, and related to, our transmission and distribution utility and utility service operations is proving to be very successful. Thanks to the diligence of our employees, we continue to provide cost-effective and quality services to our customers and focus on a fair return for our shareholders. We continue to pursue opportunities in regional utility services and a jointly-owned transmission project that has the potential of connecting northern Maine to the New England electrical network. We believe we are well positioned to utilize our utility experience to pursue additional electrical infrastructure services and provide growth for our shareholders."

Statistical Highlights:

      Maine & Maritimes Corporation and Subsidiaries Earnings Report
              For the Years Ended December 31, 2008 and 2007
            (in thousands except share and per share amounts)

                                                       Years Ended
                                                       December 31,
                                                     2008          2007
                                                 ------------  -----------
Total Operating Revenues                         $     45,313  $    37,520

Income from Continuing Operations                $      3,635  $     2,625
Income (Loss) from Discontinued Operations                977         (993)
                                                 ------------  -----------
Net Income Available for Common Shareholders     $      4,612  $     1,632
                                                 ============  ===========

Basic and Diluted Income per Share of Common
 Stock from Continuing Operations                $       2.17  $      1.57

Basic and Diluted Income (Loss) per Common Share
 from Discontinued Operations                            0.58        (0.59)
                                                 ------------  -----------

Basic and Diluted Earnings per Share of Common
 Stock from Net Income                           $       2.75  $      0.98
                                                 ============  ===========

Average Shares Outstanding                          1,678,283    1,669,776
                                                 ------------  -----------

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Alternext US: MAM) is the parent company of MAM Utility Services Group, an unregulated wholly-owned US subsidiary which was incorporated on September 27, 2007. MAM USG focuses on such areas as transmission infrastructure to support wind generation, utility asset maintenance contracts, and other utility-related services. MAM is also the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com